Exhibit 10.4

EMPLOYEE BENEFITS AGREEMENT

BY AND BETWEEN

RADIANT SYSTEMS, INC.

AND

WAVE ENTERPRISE SYSTEMS, INC.

Dated as of January 31, 2004

EMPLOYEE BENEFITS AGREEMENT

		Page
5.16	Severability	17
5.17	Governing Law/Execution	17

Appendix A	Enterprise Mirror Plans
Appendix B	Radiant Health and Welfare Plans
Appendix C	Form of Certification Regarding Enterprise 401(k) Plan

ii

EMPLOYEE BENEFITS AGREEMENT

This EMPLOYEE BENEFITS AGREEMENT, dated as of the 31st day of January, 2004, is by and between Radiant Systems, Inc., a Georgia corporation (“Radiant”), and Wave Enterprise Systems, Inc., a Georgia corporation (“Enterprise”).

WHEREAS, Radiant and Enterprise have entered into a Separation Agreement dated as of even date herewith (the “Separation Agreement”) pursuant to which Radiant will contribute to Enterprise certain assets of Radiant and Enterprise will assume certain liabilities of Radiant as particularly described in the Separation Agreement; and

WHEREAS, pursuant to the Separation Agreement, Radiant and Enterprise have agreed to enter into this Agreement for the purpose of allocating assets, liabilities, and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Separation Agreement, the parties agree as follows:

Article 1 Definitions and References

1.1 Definitions

For purposes of this Agreement, capitalized terms used (other than the formal names of Radiant Plans (as defined below)) and not otherwise defined shall have the respective meanings assigned to them below or as assigned to them in the Separation Agreement (as defined above):

(a) “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

(b) “Agreement” means this Employee Benefits Agreement, including all the attached Appendices.

(c) “Benefit Transition Period” means the period beginning Immediately after the Closing Date until 11:59 P.M., Eastern Time, May 31, 2004, unless the parties mutually agree otherwise.

(d) “Closing Date” has the meaning ascribed to such term in the Separation Agreement.

(e) “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any temporary or final regulation in force under that provision.

(f) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any temporary or final regulation in force under that provision.

(g) “Enterprise Business” has the meaning given that term under the Separation Agreement.

(h) “Enterprise Employee” means an employee, director, officer, consultant, independent contractor, contingent worker or leased employee who is employed by or provides services to Enterprise or any Subsidiary of Enterprise.

(i) “Enterprise Mirror Plan” means any of the Plans to be established by Enterprise Immediately after the Closing Date as set forth on Appendix A hereto, which Plan shall provide benefits in the aggregate comparable to the benefits provided by the corresponding Radiant Plan.

(j) “Governmental Authority” means any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority, including the Department of Labor, the Securities and Exchange Commission, the Internal Revenue Service, and the Pension Benefit Guaranty Corporation.

(k) “Health and Welfare Plans,” when immediately preceded by “Radiant” means the health and welfare benefit plans, programs, and policies (including the Reimbursement Plans) which are sponsored by Radiant, including those plans, programs and policies set forth in Appendix B which are sponsored by Radiant as of the Closing Date and in which Enterprise will be a Participating Company through the Benefit Transition Period. When immediately preceded by “Enterprise,” “Health and Welfare Plans” means any benefit plans, programs, and policies (including the Reimbursement Plans) to be established by Enterprise Immediately after the Closing Date or after the end of the Benefit Transition Period.

(l) “HMO” means a health maintenance organization that provides benefits under the Radiant Health and Welfare Plans or the Enterprise Health and Welfare Plans, as applicable.

(m) “HMO Agreements” means contracts, letter agreements, practices, and understandings with HMOs that provide medical, dental, prescription drug, or vision services under the Radiant Health and Welfare Plans and the Enterprise Health and Welfare Plans, as applicable.

(n) “Immediately after the Closing Date” means 12:00 A.M., Eastern Time, on the day after the Closing Date.

(o) “Law” means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

(p) “Liabilities” means any and all debts, liabilities, obligations, responsibilities, response actions, losses, claims, charges, demands, causes of actions, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration, covenants, contracts, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, all contractual obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority, or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

(q) “Participating Company” means any Person (other than an individual) that is a participating employer in a Radiant Plan.

(r) “Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

(s) “Plan,” when immediately preceded by “Radiant,” means any plan, policy, program, payroll practice (including short-term disability, paid time off and all other leave policies), on-going arrangement, contract, trust, insurance policy, or other agreement or funding vehicle, whether written or unwritten, providing benefits to employees or former employees of Radiant or, for periods before the close of the Benefit Transition Period, providing benefits to employees or former employees of Enterprise. When immediately preceded by “Enterprise,” means any plan, policy, program, payroll practice (including short-term disability, paid time off and all other leave policies), on-going arrangement, contract, trust, insurance policy, or other agreement or funding vehicle, whether written or unwritten, providing benefits to employees or former employees of Enterprise.

(t) “Reimbursement Plans,” when immediately preceded by “Radiant,” means the Radiant Systems Flexible Benefit Plans. When immediately preceded by “Enterprise,” “Reimbursement Plans” means the health care flexible spending account plan and the dependent care flexible spending account plan to be established or maintained by Enterprise as of the Closing Date pursuant to Section 2.3 that corresponds to the corresponding Radiant Reimbursement Plans.

(u) “Separation” has the meaning given that term under the Separation Agreement.

(v) “Separation Agreement” is defined in the preamble of this Agreement.

(w) “Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

(x) “Transferred Individual” means any individual who:

(i) is actively employed by, or on a leave of absence (including, but not limited to, a leave due to short-term disability and leave pursuant to the Family and Medical Leave Act of 1993, as amended) from, Radiant in the Enterprise Business as of the Closing Date and, Immediately after the Closing Date, will be actively employed by, or on a leave of absence from, Enterprise;

(ii) is actively employed by, or on a leave of absence (including, but not limited to, a leave due to short-term disability and leave pursuant to the Family and Medical Leave Act of 1993, as amended) from, Radiant in the Enterprise Business as of the Closing Date and will continue to be employed by Radiant for a transition period after the Closing Date, with such period to be agreed upon by the parties (the “Transition Period”), and after the Transition Period will be employed by Enterprise; or

(iii) any other employee of Radiant or group of employees of Radiant designated as a Transferred Individual by agreement of the parties.

An individual described in (ii) or (iii) above shall become a Transferred Individual as of the first date as of which such individual becomes employed by Enterprise.

1.2 References

Unless the context clearly indicates otherwise, reference to a particular Article, Section, subsection or paragraph means the Article, Section, subsection or paragraph so delineated in this Agreement.

Article 2 General Principles

2.1 Assumption of Liabilities

(a) By Enterprise. Effective as of the Closing Date, Enterprise shall assume and be responsible for

(i) all employment and employee benefit-related matters, obligations and Liabilities related to any Enterprise Employee, including any Transferred Individual, and the dependents or beneficiaries of any of them, to the extent arising out of any period of employment with Enterprise or any Subsidiary of Enterprise after the Closing Date;

(ii) all obligations and Liabilities related to any Enterprise Mirror Plan, whether incurred before or after the Closing Date;

(iii) all obligations and Liabilities to administer leaves of absence and related programs affecting Transferred Individuals for the period after the Closing Date as described in Section 3.2;

(iv) the obligations and Liabilities for quarterly bonuses and commissions as described in Section 4.3;

(v) all obligations and Liabilities for accrued and unused paid time off as described in Section 4.4;

(vi) the obligations and Liabilities for immigration-related matters as described in Section 4.6; and

(vii) all obligations and Liabilities related to or arising out of a claim that any Radiant Plan is a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) with respect to participation in such plan by Enterprise Employees at any time during the Benefit Transition Period.

(b) By Radiant. Effective as of the Closing Date, Radiant shall assume and be responsible for

(i) all employment and employee benefit-related matters, obligations and Liabilities, related to any Transferred Individual and the dependents or beneficiaries of any of them, arising out of any period of employment occurring before and ending on or before the Closing Date, whether such matters, obligations or Liabilities arise before, on or after the Closing Date (other than the obligations and Liabilities specifically assumed by Enterprise herein);

(ii) the employment and employee benefit-related matters, obligations and Liabilities, related to any employee, director, officer, consultant, independent contractor, contingent worker or leased employee of Radiant or any Subsidiary of Radiant (other than a Transferred Individual) and the dependents or beneficiaries of any of them, whether such matters, obligations or Liabilities arise before, on or after the Closing Date; and

(iii) all obligations and Liabilities related to any Radiant Plan, except the obligation to fund benefits and expenses related to coverage of Enterprise Employees during the Benefit Transition Period.

From and after the Closing Date, Radiant shall have no obligations and Liabilities with respect to any Enterprise Employee except as specifically provided in (b) above and such obligations and Liabilities that arise out of or relate to its status as plan sponsor, plan administrator or fiduciary of a Radiant Plan described in Section 2.2(a) during the Benefit Transition Period.

2.2 Enterprise Continuing Participation In Radiant Health and Welfare Plans

(a) Participation in Radiant Plans

Subject to the terms and conditions of this Agreement, with respect to each Radiant Health and Welfare Plan listed in Appendix B hereto, Enterprise and each of its Subsidiaries shall be a Participating Company in such Radiant Plan during the Benefit Transition Period unless the parties mutually agree to an earlier date as of which Enterprise and its Subsidiaries shall cease to participate in a Radiant Plan.

Radiant shall take such steps as are necessary under each Radiant Plan described in this Section 2.2(a) to permit Enterprise Employees (and their dependents and beneficiaries) to participate in each such Plan through the Benefit Transition Period.

Radiant shall cause the Radiant Health and Welfare Plans listed in Appendix B hereto to recognize and maintain after the Closing Date all coverage and contribution elections and designations of beneficiaries made by Transferred Individuals as such elections were last in effect during the period immediately prior to the Closing Date and shall apply such elections for the Benefit Transition Period (subject to applicable election change rights).

(b) Radiant’s General Obligations and Rights As Plan Sponsor

Radiant shall continue as the, and shall have all the rights, duties and responsibilities of, plan sponsor of each Radiant Plan described in Section 2.2(a) and shall administer, or cause to be administered, each such plan in accordance with its terms and applicable law during the Benefit Transition Period while Enterprise and its Subsidiaries continue to participate in such plan.

Nothing contained in this Section 2.2 shall preclude Radiant from choosing to enter into contracts, insurance policies, HMO Agreements, letters of understanding, or other arrangements with new or different vendors than those in effect as of the Closing Date; provided, if such change is made during the Benefit Transition Period, Radiant shall give Enterprise notice at least thirty (30) days prior to the effective date of such change of any decision to change or add vendors, and if such change results in an increase in premiums, Enterprise may elect to terminate the Benefit Transition Period and to establish Enterprise Health and Welfare Plans to replace the Radiant Plans described in Section 2.2(a) above.

(c) Enterprise’s General Obligations and Rights as Participating Company

With respect to each Radiant Plan described in Section 2.2(a), Enterprise and its Subsidiaries shall have all the rights, duties and responsibilities of a Participating Company as set forth in such plan and any written or oral procedures adopted by Radiant in its capacity as plan sponsor or plan administrator thereto.

During the Benefit Transition Period, neither Enterprise or its Subsidiaries shall perform any act or fail to take any action that would adversely affect Radiant’s financial arrangements under a Radiant Plan described in Section 2.2(a), except that this prohibition shall not apply to any benefit claims filed by or on behalf of Enterprise Employees (or their dependents); provided, however, it is agreed that nothing shall prevent Enterprise or a Subsidiary of Enterprise from taking reasonable steps at any time to establish Enterprise Mirror Plans for periods after the Benefit Transition Period.

(d) Termination of Participating Company Status

Effective as of the close of the Benefit Transition Period, Enterprise and its Subsidiaries shall cease to be a Participating Company in any of the Radiant Plans.

(e) Sharing of Expenses

Enterprise and its Subsidiaries shall bear the entire cost of any benefits provided to Enterprise Employees with respect to their participation in the Radiant Plans during the Benefit Transition Period and its proportionate share of administrative and other expenses associated with the provision of such benefits, provided that if as of the Closing Date, Radiant has prepaid any premiums or expenses for a period that extends beyond the Closing Date and into the Benefit Transition Period, Enterprise shall reimburse Radiant for its proportionate share of any prepaid premiums or expenses relating to the Benefit Transition Period within 30 days of the Closing Date. From time to time after the Closing Date, to the extent that Radiant is required to pay any expenses or premiums which are associated with the provision of benefits to Enterprise Employees with respect to their participation in the Radiant Plans during the Benefit Transition Period, Enterprise shall reimburse Radiant for its proportionate share of such expenses or premiums, such reimbursement to be made within 30 days of the receipt from Radiant of an invoice documenting such expenses or premiums. At periodic intervals, Radiant and Enterprise shall examine their respective payments and receipts for coverages to ascertain whether Radiant or Enterprise has mistakenly made or received payments for coverages with respect to Enterprise Employees. If any such mistaken payments have been made or received by Radiant or Enterprise, such mistaken payments and receipts shall first be netted against each other by Radiant and Enterprise and thereafter such net payments or net receipts shall be further netted against the other party’s net payments or net receipts. The party with the remaining amount of mistaken payments shall transfer such amount in cash to the other party at such time or times as agreed upon by the parties, but not less frequently than quarterly.

Radiant and Enterprise shall use their reasonable best efforts to cause each of the insurance companies, HMOs, paid provider organizations and third-party administrators providing services and benefits under the Radiant Health and Welfare Plans and the Enterprise Health and Welfare Plans to maintain the premium and/or administrative rates based on the aggregate number of participants in the Radiant Plans and the Enterprise Health and Welfare Plans, during the Benefit Transition Period, separately rated or adjusted for the demographics, experience or other relevant factors related to the covered participants of Radiant and Enterprise, respectively. To the extent they are not successful in such efforts, Radiant and Enterprise shall each bear the revised premium or administrative rates for health and welfare benefits attributable to the individuals covered by their respective Health and Welfare Plans.

Notwithstanding any of the foregoing provisions of this Section 2.2, neither Enterprise nor any of its Subsidiaries shall assume any Liability with respect to any claim incurred by a Transferred Individual under the Radiant Health and Welfare Plans prior to the Closing Date.

2.3 Establishment of the Enterprise Mirror Plans

Immediately after the Closing Date, Transferred Individuals shall cease to actively participate in the Radiant 401(k) Profit Sharing Plan and the Radiant Reimbursement Plans. Unless otherwise provided in this Agreement, effective no later than Immediately after the Closing Date, Enterprise shall use its reasonable best efforts to adopt the Enterprise Mirror Plans for the benefit of Transferred Individuals and other Enterprise Employees.

2.4 Terms of Participation by Transferred Individuals

Each Transferred Individual shall receive credit for employment with Radiant or a Subsidiary of Radiant completed as of the Closing Date for purposes of determining eligibility to participate in any Enterprise Mirror Plan and vesting in any benefits accrued under an Enterprise Mirror Plan; provided, however, except as expressly required under the terms of this Agreement, an Enterprise Mirror Plan shall not be required to provide any benefits that are duplicative of the benefits provided by Radiant for any period of employment or service completed on or before the Closing Date.

Article 3 Health and Welfare Plans

3.1 COBRA and HIPAA

Effective Immediately after the Closing Date, Enterprise shall be solely responsible for all costs and expenses of administering compliance and providing coverage (which may be coverage under the Radiant Plans as provided in Section 2.2 during the Benefit Transition Period) in accordance with the health care continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the portability requirements (including the requirements for issuance of certificates of creditable coverage) under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) with respect to all Enterprise Employees (including Transferred Individuals) and former Enterprise Employees and any beneficiaries and dependents thereof who experience a COBRA qualifying event or loss of coverage under the Radiant Health and Welfare Plans after the Closing Date.

3.2 Leave of Absence Programs

Effective Immediately after the Closing Date, Enterprise shall assume sole responsibility for the administration and compliance of all leaves of absences and related programs (including compliance with the Family and Medical Leave Act of 1993, as amended) affecting Transferred Individuals based on programs and policies similar to Radiant’s programs and policies and assuming all periods of employment and service of Transferred Individuals with Radiant shall be counted as employment with Enterprise for purposes of such programs.

3.3 Coverage Under Plans

(a) Eligible Employees

(i) Except as otherwise provided in Section 2.2, Enterprise shall recognize and cover under the Enterprise Health and Welfare Plans all eligible Transferred Individuals covered by the Radiant Health and Welfare Plans (pertaining to Transferred Individuals) as of the Closing Date (determined under the applicable Plan documents).

(ii) Enterprise shall provide coverage to Transferred Individuals under the Enterprise Health and Welfare Plans without the need to undergo a physical examination or otherwise provide evidence of insurability, but only to the extent such physical examination or proof of insurability would not have been required under the similar Radiant Health and Welfare Plan.

(b) Reimbursement Plans

To the extent any Transferred Individual contributed to an account under the Radiant Reimbursement Plans during the plan year that includes the Closing Date, effective Immediately after the Closing Date, such Transferred Individual shall become a participant in the Enterprise Reimbursement Plan, Enterprise shall recognize any such Transferred Individual’s account balance, determined as of the Closing Date, and Enterprise shall thereafter be solely responsible for making any and all payments relative to such account balance of the Transferred Individual for all claims made after the Closing Date, or made before the Closing Date but not processed before the Closing Date, during such plan year under the applicable Enterprise Reimbursement Plan. All elections by Transferred Individuals in effect immediately prior to the Closing Date shall continue and be recognized by Enterprise, and the Separation alone shall not be considered an event that gives any participant the right to change any prior election. As soon as practicable after the Closing Date, Radiant shall calculate as of the Closing Date the aggregate net balance in the accounts of Transferred Individuals under the Radiant Reimbursement Plans, expressed relative to the contributions received from, and the reimbursements made to, such Transferred Individuals. If the contributions received from a Transferred Individual exceed the reimbursements made to or on behalf of such Transferred Individual by Radiant, the Transferred Individual shall be deemed to have a positive account balance. In turn, if the contributions received from a Transferred Individual are less than the reimbursements made to or on behalf of such Transferred Individual by Radiant, the Transferred Individual shall be deemed to have a negative account balance. If the aggregate net balance in the accounts of all such Transferred Individuals is a positive number, then Radiant shall pay this amount in cash to Enterprise as soon as practicable after the Closing Date, and if the aggregate net balance in the accounts of all such Transferred Individuals is a negative number, then Enterprise shall pay this amount in cash to Radiant as soon as practicable after the Closing Date.

Article 4 Miscellaneous Employee Benefits

4.1 Stock Options

As of the Closing Date, each Transferred Individual will be treated as having terminated employment with Radiant for purposes of determining his or her eligibility to participate in the Radiant 1995 Stock Option Plan. Accordingly, any stock option held by a Transferred Individual or unexercised portion thereof which was otherwise exercisable on the Closing Date shall expire unless exercised in the time period set forth in the Transferred Individual’s option agreement granting such option. Any portion of a stock option held by a Transferred Individual which was not exercisable as of the Closing Date shall expire as of the Closing Date.

4.2 Employee Stock Purchase Plan

As of the Closing Date, each Transferred Individual will be treated as having terminated employment with Radiant for purposes of determining his or her eligibility to participate in the

Radiant 1998 Employee Stock Purchase Plan for any offerings which may be in effect as of the Closing Date. Accordingly, Enterprise will not have any interest in or right to any of the assets of the Radiant 1998 Employee Stock Purchase Plan and will not have any Liabilities with respect to such plan, and Radiant will have full power and authority with respect to the amendment and termination of the Radiant 1998 Employee Stock Purchase Plan. Any amounts contributed by a Transferred Individual to the Radiant 1998 Employee Stock Purchase Plan for an offering in effect as of the Closing Date shall be refunded to such Transferred Individual in accordance with the terms of the plan.

4.3 Bonuses and Commissions

As of the Closing Date, Radiant shall be responsible for (i) all earned but unpaid bonuses to be paid to Transferred Individuals for periods preceding the quarter in which the Closing Date occurs, (ii) all earned but unpaid commissions that are directly related to revenue recognized by Radiant to be paid to Transferred Individuals for periods preceding the quarter in which the Closing Date occurs and (iii) all earned but unpaid commissions to be paid to Transferred Individuals that are directly related to revenue recognized by Radiant during the month ended January 31, 2004. Enterprise shall assume liability for and shall be solely responsible for all bonuses to be paid to Transferred Individuals for the quarter in which the Closing Date occurs and for all periods thereafter. Enterprise shall assume liability for and shall be solely responsible for all commissions to be paid to Transferred Individuals which are not directly related to revenue recognized by Radiant during the month ended January 31, 2004 and shall assume liability for and shall be solely responsible for all commissions to be paid to Transferred Individuals for all periods after the Closing Date. The amount of the quarterly bonuses and commissions to be paid by Radiant to Transferred Individuals pursuant to this Section 4.3 shall be determined in accordance with the usual terms of Radiant’s Plans and shall be payable at the same time as bonuses and commissions are normally payable or such earlier time as mutually agreed to by the parties (the “Payment Date”). Radiant shall on or prior to the Payment Date pay to Enterprise the bonuses and commissions for Transferred Individuals for which Radiant is liable pursuant to this Section 4.3 (including the employer’s portion of all FICA, FUTA and other employment taxes) and Enterprise shall as soon as practicable after the Payment Date pay the full amount of such bonuses and commissions to the Transferred Individuals.

Radiant shall remain responsible for (i) all commissions that would otherwise be due and payable to Radiant employees before, on or after the Closing Date, and (ii) all bonuses that would otherwise be due and payable to Radiant employees before, on or after the Closing Date, even with respect to contracts assumed by Enterprise and revenue recognized by Enterprise; provided, however, that any portions of bonuses to be paid by Radiant to those Radiant employees that are assigned to the TotalFinaElf account (which individuals currently consist of one Radiant Client Management Director and one Consulting Director) and which are directly related to the TotalFinaElf contract will be reimbursed by Enterprise to Radiant within 30 days of the receipt by Enterprise of notice from Radiant detailing the calculation of such bonus, the portion attributable to the TotalFinaElf contract and confirmation of the payment of the bonus. Any bonus plan to be implemented for a Radiant employee assigned to the TotalFinaElf account for which Radiant will seek reimbursement pursuant to this paragraph shall be mutually agreed upon by the parties in advance of the implementation of such plan and the calculation of any such bonus shall be approved by Enterprise prior to the payment of such bonus by Radiant.

4.4 Paid Time Off

As of the Closing Date, Enterprise shall assume all liability for the Transferred Individuals’ accrued and unused paid time off as of the Closing Date consistent with the terms of Radiant’s paid time off policy as in effect as of the Closing Date. From and after the Closing Date, Radiant shall have no further liability with respect to accrued but unused paid time off for Transferred Individuals.

4.5 Severance/Separation Pay

Radiant and Enterprise acknowledge and agree that the transactions contemplated by the Separation Agreement will not constitute a termination of employment of any Transferred Individual or any employee whose employment is transferred to Enterprise for purposes of any policy, plan, program or agreement of Radiant or any of its Subsidiaries (including Enterprise) that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

4.6 Immigration Matters

From and after the Closing Date, Enterprise shall assume any and all immigration-related rights, Liabilities, interests and obligations of Radiant with respect to Transferred Individuals, including, but not limited to all obligations, liabilities and undertakings of any labor condition applications filed on behalf of H-1B employees. From and after the Closing Date, Radiant shall have no further liability with respect to any immigration-related Liabilities, interests and obligations with respect to Transferred Individuals.

4.7 Enterprise 401(k) Plan

Effective Immediately after the Closing Date, Enterprise shall establish and become the plan sponsor of a separate defined contribution plan for Enterprise Employees that shall be qualified under Sections 401(a) and 401(k) of the Code (the “Enterprise 401(k) Plan”). As soon as practicable following the Closing Date, Radiant will cause cash (or, if acceptable to Radiant and Enterprise, in-kind assets credited to the Transferred Individual’s accounts) in an amount equal to the value of the assets attributable to the accounts of Transferred Individuals under the Radiant 401(k) Plan to be transferred to the Enterprise 401(k) Plan; provided, however, that Radiant shall not in any way be obligated to transfer such assets unless it has received a certification from Enterprise regarding the Enterprise 401(k) Plan substantially in the form set forth in Appendix C or such other certification as may be acceptable to Radiant.

The Enterprise 401(k) Plan shall recognize and maintain all contribution and investment elections and designations of beneficiaries made by Transferred Individuals under the Radiant 401(k) Plan as such elections were last in effect immediately prior to the Closing Date and shall apply such elections for the remainder of the period(s) for which such elections are by their terms applicable (subject in all cases to the terms of the Enterprise 401(k) Plan and applicable election change rights of the Transferred Individuals). Radiant and Enterprise acknowledge and agree that transactions contemplated by this Agreement will not constitute a severance from employment for any Transferred Individuals for purposes of the Radiant 401(k) Plan.

Article 5 General

5.1 Sharing of Participant Information and Access to Information

Subject to applicable laws on confidentiality, Radiant and Enterprise shall share, with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Radiant Plans in which Enterprise is a Participating Company through the Benefit Transition Period. All requests for participant information shall be subject to the access to information requirements set forth in Article IV of the Separation Agreement; provided, however, that in applying the provisions of Article IV of the Separation Agreement, May 31, 2004 shall be substituted for the Closing Date with respect to information or records related to any Radiant Plan in which Enterprise is a Participating Company.

5.2 Reporting and Disclosure and Communications to Participants

While Enterprise is a Participating Company in the Radiant Plans, Enterprise shall take all actions necessary or appropriate to facilitate the distribution of all Radiant Plan-related communications and materials to Enterprise Employees, participants and beneficiaries, including summary plan descriptions and related summaries of material modification, summary annual reports, investment information, prospectuses, notices and enrollment materials for the Enterprise Plans. Enterprise shall assist Radiant in complying with all reporting and disclosure requirements of ERISA for plan years ending on or before May 31, 2004.

5.3 Plan Audits

(a) Audit Rights with Respect to Information Provided

(i) Subject to Section 5.3(a)(ii), each of Radiant and Enterprise, and their duly authorized representatives, shall have the right to conduct audits at any time upon reasonable prior notice, at their own expense, with respect to all information provided to it or to any Plan recordkeeper or third-party administrator by the other party. Subject to Section 5.3(b)(ii), the party conducting the audit shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives. The auditing party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The party being audited shall provide the auditing party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within five business days after receiving such draft.

(ii) The auditing party’s audit rights under this Section 5.3(a) shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The party being audited shall, upon written request from the auditing party, provide an individual (at the auditing party’s expense) to supervise any audit of any Non-party. The auditing party shall be responsible for supplying, at its expense, additional personnel sufficient to complete the audit in a reasonably timely manner.

(b) Audits Regarding Vendor Contracts

From Immediately after the Closing Date through the Benefit Transition Period, Radiant and Enterprise and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Radiant Plans and the Enterprise Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor’s internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. Radiant and Enterprise shall agree on the performance standards, audit methodology, auditing policy and quality measures and reporting requirements relating to the audits described in this Section 5.3(b) and the manner in which costs incurred in connection with such audits will be shared.

(c) Audit Assistance

To the extent that either Radiant or Enterprise is required to respond to any Governmental Authority, vendor or recordkeeper audit, or otherwise conducts an audit with respect to any provision or obligation of the other party under this Agreement, Radiant or Enterprise, whichever is applicable, shall be required to fully cooperate with the audit, including providing such records and data as may be necessary to respond to any document or data request that may arise by reason of such audit. The party being audited shall provide the auditing party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. To the extent the results of an audit result in any correction to the Liabilities involving any Transferred Individuals, Enterprise shall be solely responsible for all such costs and expenses associated with such Liabilities and any related corrections.

5.4 Requests for Internal Revenue Service Rulings and United States Department of Labor Opinions

Enterprise shall cooperate fully with Radiant on any issue relating to the transactions contemplated by this Agreement for which Radiant elects to seek a determination letter or private letter ruling from the Internal Revenue Service or an advisory opinion from the United States Department of Labor. Radiant shall cooperate fully with Enterprise with respect to any request for a determination letter or private letter ruling from the Internal Revenue Service or advisory opinion from the United States Department of Labor with respect to any of the Enterprise Plans relating to the transactions contemplated by this Agreement.

5.5 Fiduciary and Related Matters

The parties acknowledge that Radiant will not be a fiduciary with respect to the Enterprise Plans. The parties also acknowledge that neither party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate any applicable fiduciary duties or standards of conduct under ERISA or other applicable law. Notwithstanding any other provision in this Agreement, the parties may take such actions as necessary or appropriate to effectuate the terms and provisions of this Agreement.

5.6 No Third-Party Beneficiaries; Non-Termination of Employment

This Agreement is not intended and shall not be construed as to confer upon any Person other than the parties hereto any rights or remedies hereunder. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Transferred Individual or other future, present, or former employee of Radiant or Enterprise under any Radiant Plan or Enterprise Plan or otherwise. Without limiting the generality of the foregoing, except as expressly provided in this Agreement: (i) neither the Separation nor the termination of the Participating Company status of Enterprise shall cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Radiant Plans, or any of the Enterprise Plans; and (ii) nothing in this Agreement other than those provisions specifically set forth herein to the contrary shall preclude Enterprise, at any time after the Closing Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Enterprise Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Enterprise Plan.

5.7 Consent of Third Parties

If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Radiant and Enterprise shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Radiant and Enterprise shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “reasonable best efforts” as used in this Agreement shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

5.8 Effect if Separation Does Not Occur

If the Separation does not occur, then all actions and events that are, under this Agreement, to be taken or occur before or effective as of the Closing Date, Immediately after the Closing Date, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed by Enterprise and Radiant.

5.9 Relationship of Parties

Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

5.10 Dispute Resolution

Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled pursuant to the dispute resolution provisions described in Article VI of the Separation Agreement.

5.11 Indemnification

All Liabilities retained or assumed by or allocated to Radiant or any Radiant Subsidiary pursuant to this Agreement will be deemed to be Radiant Liabilities (as defined in the Separation Agreement) and all Liabilities retained or assumed by or allocated to Enterprise or any Enterprise Subsidiary pursuant to this Agreement will be deemed to be Enterprise Liabilities (as defined in the Separation Agreement), and, in each case, will be subject to the indemnification provisions set forth in Article III of the Separation Agreement.

5.12 W-2 Matters; Reimbursements

Radiant shall be responsible for preparing and distributing Forms W-2 to all Transferred Individuals for all remuneration earned by such Transferred Individuals through the Closing Date. Enterprise shall assume and be responsible for preparing and distributing Forms W-2 to all Transferred Individuals for all remuneration earned by such Transferred Individuals after the Closing Date.

For a period of one year after the Closing Date, Enterprise shall pay to Radiant ratably and on a monthly basis all amounts previously paid by Radiant on behalf of Transferred Individuals with respect to immigration-related matters (including attorneys’ fees) pertaining solely to such Transferred Individuals’ applications for permanent residency prior to the Closing Date less any premiums collected by Radiant as of the Closing Date pursuant to any reimbursement agreements with Transferred Individuals. Within 10 days after the Closing Date, Radiant shall reconcile all amounts owed to Radiant as of the Closing Date with respect to such immigration-related matters. From and after the Closing Date, Enterprise shall assume Radiant’s rights and obligations under any reimbursement agreements with Transferred Individuals with respect to immigration-related matters.

5.13 Confidentiality

The confidentiality provisions contained in Article IV of the Separation Agreement are incorporated herein by reference and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein.

5.14 Notices

All notices and other communications hereunder (each a “Notice”) shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like Notice) and will be deemed given on the date on which such Notice is received:

To Radiant:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: Mark W. Haidet, Chief Financial Officer

Telephone: (770) 576-6404

With a copy to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309

Attention: Richard G. Greenstein

Telephone: (404) 815-3500

With a copy to:

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention: Russell B. Richards

Telephone: (404) 572-4600

To Enterprise:

Wave Enterprise Systems, Inc.

3905 Brookside Parkway

Atlanta, Georgia 30022

Attention: David Schulman, General Counsel

Telephone: (770) 576-7030

With a copy to:

Kilpatrick Stockton, LLP

1100 Peachtree Street

Atlanta, Georgia 30309

Attention: Larry D. Ledbetter

       Bruce D. Wanamaker

Telephone: (404) 815-6500

5.15 Interpretation

Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Appendices hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

5.16 Severability

The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

5.17 Governing Law/Execution

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia without regard to the conflicts of law rules of such state, may not be assigned by either party without the prior written consent of the other, and shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assignees. This Agreement may not be amended or supplemented except by an agreement in writing signed by Radiant and Enterprise. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

RADIANT SYSTEMS, INC.

By:	/s/ MARK E. HAIDET

Name:	Mark E. Haidet
Title:	Chief Financial Officer

WAVE ENTERPRISE SYSTEMS, INC.

By:	/s/ EREZ GOREN

Name:	Erez Goren
Title:	Vice President

APPENDIX A ENTERPRISE MIRROR PLANS

ENTERPRISE MIRROR PLANS TO BE ESTABLISHED IMMEDIATELY AFTER THE CLOSING DATE

Enterprise Flexible Benefits Plan:

Enterprise Before Tax Premium Plan

Enterprise Health Care Flexible Spending Account Plan

Enterprise Dependent Care Flexible Spending Account Plan

Enterprise 401(k) Plan

Leave of Absence Policies

Enterprise Bereavement, Family/Medical, Jury Duty/Witness Duty, Military Leave, Paid

Time Off, and Personal Leave Policies

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APPENDIX B RADIANT HEALTH AND WELFARE PLANS

RADIANT PLANS IN WHICH ENTERPRISE WILL BE A PARTICIPATING COMPANY THROUGH THE CLOSE OF THE

BENEFIT TRANSITION PERIOD

Health Plans (ERISA):

Health & Welfare Plan (which includes medical, dental, prescription drug, various

HMOs, vision, wellness programs, and employee assistance benefits).

Group Insurance Plans (ERISA):

Group Employee Basic Life and Supplemental Life Insurance Plan

Group Employee Accidental Death and Dismemberment Insurance Plan

Group Business Travel Accident Plan

Personal Accident Plan

Disability Plans (ERISA):

Employer-Paid Short-Term Disability Plan

Long Term Disability Plan

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APPENDIX C

FORM OF CERTIFICATION REGARDING ENTERPRISE 401(K) PLAN

This certification is made pursuant to that certain Employee Benefits Agreement, dated as of January 31, 2004 by and between Radiant Systems, Inc., a Georgia corporation, (“Radiant”) and Wave Enterprise Systems, Inc., a Georgia corporation (“Enterprise”).

WHEREAS, Radiant maintains the Radiant Systems, Inc. 401(k) Profit Sharing Plan (the “Radiant 401(k) Plan”);

WHEREAS, the Radiant 401(k) Plan is subject to a favorable determination letter from the Internal Revenue Service dated January 21, 1993;

WHEREAS, Enterprise maintains the Enterprise 401(k) Plan (the “Enterprise 401(k) Plan”);

WHEREAS, pursuant to Section 4.7 of Employee Benefits Agreement, Radiant is required to cause the Radiant 401(k) Plan to transfer cash (or, under certain circumstances, other assets) equal to the value of the assets attributable to the accounts of certain former employees of Radiant or its subsidiaries described as Transferred Individuals in the Employee Benefits Agreement upon the certification of Enterprise as to the qualification of the Enterprise Plan;

NOW, THEREFORE, Enterprise hereby makes the following representations and covenants as an inducement to Radiant to cause the Radiant 401(k) Plan to transfer assets and liabilities to the Enterprise 401(k) Plan:

The Enterprise 401(k) Plan was executed on                     .

The first payroll with respect to which elective deferrals will be (or were) deducted from employee’s pay will be (or was) on                     .

The terms of the Enterprise 401(k) Plan and its related trust satisfy the requirements of Sections 401(a), (k) and (m) and related sections of the Internal Revenue Code of 1986 , as amended, and the final and temporary regulations promulgated thereunder (the “Code”) and the plan and the related trust is intended to be tax exempt under Section 501(a) of the Code.

Enterprise has at all times operated the Enterprise 401(k) Plan in accordance with its terms and applicable provisions of the Code and there is no circumstance that would cause the Enterprise 401(k) Plan to fail to constitute a qualified cash or deferred arrangement as described in Sections 401(k) of the Code from its establishment.

Any elective deferrals, qualified nonelective contributions or qualified matching contributions transferred to the Enterprise 401(k) Plan from the Radiant 401(k) Plan will continue to be subject to the withdrawal restrictions of Section 401(k) of the Code.

Enterprise will make an application to the Internal Revenue Service for an initial favorable determination letter within the time period permitted for such application under Section 401(b) of the Code and will take all action required, including amending the Enterprise

C-1

401(k) Plan, to obtain such a favorable letter, a copy of which will be promptly provided to Radiant.

IN WITNESS WHEREOF, the undersigned has caused this Certification to be duly executed this              day of             .

WAVE ENTERPRISE SYSTEMS, INC.

By:

Name:
Title:

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